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As of December 27, 1999

VIA UPS OVERNIGHT
The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

       Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Group Foundation Funds for the benefit of the Delaware S&P 500 Index Fund (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective December 27, 1999. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.

                                     DELAWARE GROUP FOUNDATION FUNDS
                                        on behalf of Delaware S&P 500 Index Fund



                                     By: /s/ David K. Downes
                                         -------------------------------------
                                         David K. Downes
                                    Its: President, Chief Executive Officer
                                         Chief Operating Officer
                                         Chief Financial Officer

AGREED:

THE CHASE MANHATTAN BANK


By:  /s/ Rosemary M. Stidmon
     -----------------------------
     Rosemary M. Stidmon
Its: Vice President